UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 31, 2012

eDiets.com, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30559	56-0952883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 SW 12th Avenue Suite 210 Pompano Beach, FL 33069	33069
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 360-9022

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 31, 2012, eDiets.com, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with As Seen on TV, Inc., a Florida corporation (“ASTV”), eDiets Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of ASTV (“Merger Sub”), and certain other individuals named therein. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, and the Company will continue as the surviving corporation and a wholly-owned subsidiary of ASTV (the “Merger”).

The total merger consideration to be issued will be 19,077,252 shares of ASTV’s common stock. Based on the 15,060,514 shares of the Company’s common stock that the Company contemplates will be issued and outstanding at the time of the Merger, each share of the Company’s common stock would convert into 1.2667 shares (the “Exchange Ratio”) of ASTV’s common stock. However, the number of shares of ASTV’s common stock issuable in the Merger is fixed. Consequently, to the extent that the Company issues more shares of its common stock prior to the consummation of the Merger, the Exchange Ratio may be lower. Pursuant to the terms of the Merger Agreement, the Company has the ability to issue additional shares of its common stock with the consent of ASTV.

The Merger Agreement contains representations, warranties and covenants of the parties customary for a transaction of this type. The Merger Agreement requires that ASTV lend the Company $1.5 million (the “Loan”) upon completion of ASTV’s next financing transaction. The Loan will be on terms substantially similar to those set forth in the note issued by the Company to ASTV for $500,000, which was filed with the Securities and Exchange Commission (“SEC”) on September 11, 2012.

The Company is permitted to solicit inquiries or engage in discussions with third parties relating to acquisition proposals for the 30-day “go-shop” period after signing of the Merger Agreement, and after such period, the Company may not solicit or initiate discussions with third parties regarding other proposals to acquire the Company and has agreed to certain restrictions on its ability to respond to such proposals, subject to the fulfillment of certain fiduciary duties of the Company’s board of directors. The Company must give ASTV five business days notice (whether during or after the “go-shop” period) before the Company is permitted to change its recommendation or terminate the Merger Agreement to accept a superior proposal.

Each party’s obligation to consummate the transaction is subject to customary closing conditions, including approval of the Merger by the Company’s stockholders and the condition that all representations and warranties, including a representation that no material adverse change has occurred, are true and correct on the date of closing as if made on such date. The Merger Agreement is subject to customary termination provisions and, in addition, may be terminated by the Company or ASTV if specified closing conditions have not been fulfilled by February 28, 2013, if the SEC has not elected to review the proxy statement regarding the Merger Agreement, otherwise, March 31, 2013, unless the terminating party has failed to comply with or perform its covenants and obligations in the Merger Agreement at the time of such termination.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which will be filed by amendment to this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth above in Item 1.01 is incorporated by reference. The Company has agreed to issue 749,980 shares of the Company’s restricted common stock to its consultant as compensation for services provided in connection with the Merger, which will vest upon consummation of the Merger. The shares are anticipated to be offered to the Company’s consultant as part of a private placement pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eDiets.com, Inc.

By:	/s/ Kevin A. Richardson, II
Kevin A. Richardson, II Chairman

Date: October 31, 2012